Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Lifecore Biomedical, Inc.
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	759,797	$3.72	$2,826,444.84	$110.20 per $1,000,000	$311.48
Total Offering Amounts							$311.48
Total Fee Offsets							–
Net Fee Due							$311.48
(1)This Registration Statement on Form S-8 (the “Registration Statement”) registers the offer and sale of 759,797 shares of common stock, par value $0.001 per share (the “Common Stock”) of Lifecore Biomedical, Inc. (the “Company” or “Registrant”), which may be issued pursuant to awards under the Landec Corporation 2019 Stock Incentive Plan (the “Plan”).
(2)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 (“Common Stock”), of the Registrant that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(3)Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The maximum price per share and maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on April 3, 2023, which date is within five business days prior to filing this Registration Statement.